Exhibit 4.14

EXECUTION VERSION

AXCAN INTERMEDIATE HOLDINGS INC.

AS PLEDGOR

AND

BANK OF AMERICA, N.A.

AS ADMINISTRATIVE AGENT

(AND COLLATERAL AGENT)

AND

AXCAN LUXCO 1 S.AR.L.

AS COMPANY

PLEDGE AGREEMENT

relating to the Shares, PECs and PPCs

issued by Axcan LuxCo 1 S.àr.l.

dated 25 February, 2008

THIS PLEDGE AGREEMENT (hereafter the “Agreement”) is entered into and dated 25 February, 2008

BY and BETWEEN

(1)	Axcan Intermediate Holdings Inc., (previously Atom Intermediate Holdings Inc.), a company incorporated under the laws of Delaware with registered office at 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle and registered with the Secretary of State of Delaware under number 4464561, (the “Pledgor”);

AND

(2)	Bank of America, N.A., a national banking association organized and existing under the laws of the United States of America, with its principal place of business at One Independence Center, 101 N. Tryon St., Charlotte, N.C. acting for itself and as Administrative Agent and Collateral Agent for itself and for the Secured Parties, (and any of its successors or assignees) (the “Collateral Agent”);

In the Presence of

(3)	Axcan LuxCo 1 S.à r.l., a société a responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg, with its registered office at 5, rue Eugene Ruppert, L-2453 Luxembourg, registration with the Registre de Commerce et des Sociétés de Luxembourg pending (the “Company”).

WHEREAS

(A)	The Pledgor is the sole holder of all the shares in issue in the Company and is or will become the sole owner (upon issue thereof) of all the PECs and PPCs issued by the Company.

(B)	Reference is made to (i) the Credit Agreement dated as of February 25, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time however substantially, the “Credit Agreement”), among the Pledgor, as Parent Borrower, Axcan US Partnership I LP, as Co-Borrower (together with the Parent Borrower, the “Borrowers”), Axcan MidCo Inc., as “Holdings”, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto (collectively, the “Lenders”), and (ii) the Senior Secured Notes and the Senior Secured Notes Indenture.

(C)	The Pledgor is the Parent Borrower under the Credit Agreement, the issuer of the Senior Secured Notes and will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and from the issue of the Senior Secured Notes, and is willing to execute, deliver and perform this Agreement and to grant the Pledge hereunder.

IT IS THEREFOR AGREED as follows:

Clause 1.	DEFINITIONS AND INTERPRETATION

1.1. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement or as the case may be the US Security Agreement, and the following terms have the following meanings:

Business Day	means a day (other than a Saturday or Sunday) on which banks are open for business in the City of Luxembourg, Grand Duchy of Luxembourg and New York City

Collateral Law	the Luxembourg law of 5th August 2005 on financial collateral arrangements

Credit Agreement	has the meaning as given thereto in recital (B)

Credit Facilities Obligations	shall have the meaning set forth in the US Security Agreement

Equal and Ratable Period	shall have the meaning set forth in the US Security Agreement

Event of Default	shall have the meaning set forth in the US Security Agreement

Future Securities	means any Future Shares, Future PECs and/or Future PPCs

Loan Documents	shall have the meaning as set forth in the US Security Agreement

Other Secured Agreements	shall have the meaning set forth in the US Security Agreement

PECs	means 100% of the preferred equity certificates issued by the Company and held by the Pledgor at any time, including for the avoidance of doubt any PECs which may be issued by the Company to the Pledgor from time to time after the date hereof, regardless of the reason for such issuance (“Future PECs”), in which case such Future PECs and the Related Assets in relation thereto shall immediately be and become subject to the security interest created hereunder

Pledge	means the pledge (gage) on the Pledged Assets constituted by this Agreement

Pledged Assets	means the Securities, and Future Securities and the Related Assets

PPCs	means 100% of the profit participating certificates issued by the Company and held by the Pledgor at any time, including for the avoidance of doubt any PPCs which may be issued by the Company to the Pledgor from time to time after the date hereof, regardless of the reason for such issuance (“Future PPCs”), in which case such Future
PPCs and the Related Assets in relation thereto shall immediately be and become subject to the security interest created hereunder

Register	means the register of Shares, the register of PECs and/or the register of PPCs of the Company, as appropriate

Related Assets	means all dividends, interest and other monies payable in respect of the Shares, the PECs and the PPCs as applicable, and all other rights, benefits and proceeds in respect of or derived from the Shares, the PECs and the PPCs (whether by way of redemption, bonus, preference, option, substitution, conversion, disposal or otherwise)

Replacement Credit Facility	shall have the meaning set forth in the US Security Agreement

Secured Agreements	shall have the meaning set forth in the US Security Agreement

Secured Obligations	shall have the meaning as set forth in the US Security Agreement

Secured Parties	shall have the meaning as set forth in the US Security Agreement

Securities	Means the Shares, the PECs, the PPCs and to the extent relevant the Future Securities

Senior Secured Notes	shall have the meaning as set forth in the US Security Agreement

Senior Secured Notes Indenture	shall have the meaning as set forth in the US Security Agreement

Shares	means 100% of the shares in the share capital of the Company and held by the Pledgor at any time, including for the avoidance of doubt any shares in the share capital of the Company which may be issued to the Pledgor from time to time after the date hereof, regardless of the reason for such issuance (“Future Shares”), in which case such number of Future Shares and the Related Assets in relation thereto shall immediately be and become subject to the security interest created hereunder

US Securities Act	means the United States Securities Act of 1933

US Security Agreement	means the New York law governed Pledge and Security Agreement executed inter alia by the Borrowers, Holdings and Bank of America, N.A. on or about the date hereof (as it may be amended, amended and restated, modified or supplemented) (defined as US Security Agreement in the Credit Agreement)

US SEC	means the United States Securities and Exchange Commission

1.2. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

1.3. In this Agreement, any reference to (a) a “Clause” is, unless otherwise stated, a reference to a Clause hereof and (b) to any agreement (including this Agreement) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally) from time to time. Clause headings are for ease of reference only.

1.4. At any time other than during an Equal and Ratable Period, references herein to the Credit Agreement (including references to specific sections thereof) shall be deemed to be references to the Credit Agreement as in effect on the date hereof (as the same has been amended, amended and restated, supplemented or otherwise modified from time to time). During any Equal and Ratable Period, references herein to the Credit Agreement (including references to specific sections thereof) shall be deemed to be references, mutatis mutandis, to the Credit Agreement or Replacement Credit Facility (as applicable) as then in effect.

1.5. This Agreement may be executed in any number of counterparts and by way of facsimile exchange or exchange by electronic transmission of executed signature pages, all of which together shall constitute one and the same Agreement.

Clause 2.	DECLARATION OF PLEDGE

2.1. As security for the payment or performance, as the case may be, in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise of its Secured Obligations, the Pledgor hereby pledges, and the Collateral Agent acting as Administrative Agent and Collateral Agent for itself and for the Secured Parties, accepts, all of the Pledged Assets, as continuing first ranking security (“gage”) in favour of the Collateral Agent in accordance in particular with the Collateral Law and article 114 and following of the Luxembourg Commercial Code.

2.2. For the avoidance of doubt, the Pledgor confirms, and the Collateral Agent accepts, that any Securities issued to (or acquired by, or exchanged with the Securities existing on the date hereof in any way) the Pledgor after the date hereof, are immediately subject to the Pledge upon issuance to (or acquisition by or exchange by) the Pledgor.

2.3. Notwithstanding anything else contained in this Agreement, in the event that Rule 3-16 of Regulation S-X under the US Securities Act would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) (such law, rule or regulation, as amended or replaced with another rule or regulation “Rule 3-16”) the filing with the US SEC of separate financial statements of any Affiliate of the Parent Borrower due to the fact that a security interest in such Affiliate’s Equity Interests or other securities has been granted hereunder as security for the payment or performance, as the case may be, of any Other Secured Obligations then, solely to the extent securing such Other Secured Obligations, (i) the security interest granted pursuant to this Agreement or any other Loan Document in such Equity Interests or other securities (the “3-16 Excluded Collateral”) shall automatically be deemed to be released and (ii) the 3-16 Excluded Collateral shall automatically be deemed to not be, and to not have been, Pledged Assets, in each case to the extent necessary to render such requirement inapplicable. In such event, this Agreement or any other Loan Document may be amended or modified, without the consent of any Secured Party, to the extent necessary to evidence the release of the Liens on the Equity Interests or other securities that are so deemed no longer to constitute Pledged Assets. For avoidance of doubt, nothing in this paragraph shall result in any release or termination of the security interest granted pursuant to this Agreement or any other Loan Document in any 3-16 Excluded Collateral to the extent such security interest secures the Credit Facilities Obligations or any Permitted Secured Debt in the form of term loans.

2.4. The Company recognises and accepts the Pledge in accordance with the provisions of Luxembourg law.

Clause 3.	PERFECTION OF PLEDGE

3.1. The Parties hereto agree that in compliance with and satisfaction of the dispossession requirement, (i) the Pledge is acknowledged and accepted by the Company and (ii) the Pledge shall be inscribed in the relevant Register of the Company.

3.2. The Pledgor and the Collateral Agent request and instruct the Company, and the Company, by signing this Agreement, undertakes, to promptly after the execution of this Agreement, (i) inscribe the Pledge over the Pledged Assets in the relevant Register as first ranking pledge for the benefit of the Collateral Agent (and the Secured Parties) subject to Liens created by or permitted under the Loan Documents and (ii) provide the Collateral Agent with a copy of the relevant Register evidencing such inscription. The wording for such registration is set forth in Schedule 1.

3.3. Without prejudice to the above provisions, the Pledgor hereby irrevocably authorises and empowers the Collateral Agent to cause any formal steps to be taken by the managers or other officers of the Company for the purpose of perfecting the present Pledge and, for the avoidance of doubt, the Pledgor hereby irrevocably undertakes to take any such steps if so requested in writing by the Collateral Agent (acting reasonably). In particular, should any such steps be reasonably required in relation to Future Securities, the Pledgor and the Company undertake (without prejudice to the right of the Collateral Agent herein) to take any such steps promptly upon issuance or receipt of any Future Securities.

Clause 4.	RIGHTS RELATING TO THE PLEDGED SECURITIES

4.1. Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have provided not less than 10 days’ prior notice to the Pledgor that the rights of the Pledgor under this clause 4 are being suspended,

4.1 .1. the Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Assets to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement and the other Loan Documents; provided that any noncash (and non-cash equivalent) dividends, interest, principal or other distributions that would constitute Pledged Assets, whether resulting from a subdivision, combination or reclassification or received in exchange for the Pledged Assets, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Assets. So long as no Event of Default has occurred that is continuing, the Collateral Agent shall promptly, if requested by the Pledgor, take such actions in relation to the Pledge on the Pledged Assets in its capacity as Security Agent requested to be taken in connection with any exchange, redemption or disposition of such Pledged Assets provided that the Parent Borrower has delivered to the Collateral Agent a Responsible Officer Certificate certifying that such exchange, redemption or disposition is permitted under the Credit Agreement.

4.1.2. the Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of the Pledged Assets or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner, except as may be permitted under this Agreement, the Credit Agreement or the other Loan Documents, that would materially and adversely affect the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same. The Collateral Agent shall execute and deliver to the Pledgor, or cause to be executed and delivered to the Pledgor, all such proxies, powers of attorney and other instruments or consents as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to this paragraph.

4.2. Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have provided the Pledgor with 10 days’ prior notice of the suspension of the rights of the Pledgor under clause 4.1,

4.2.1. all rights of the Pledgor to dividends, interest, principal or other distributions in relation with the Pledged Assets and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to on demand receive and retain such dividends, interest, principal or other distributions. Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions hereof shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of the Credit Agreement. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to the Pledgor (without interest) all dividends, interest, principal or other distributions to the Pledgor that the Pledgor would otherwise be permitted to retain pursuant to the terms hereof.

4.2.2. all rights of the Pledgor to exercise the voting and consensual rights and powers relating to the Pledged Assets and all such rights shall thereupon become vested in the Collateral Agent to the largest extent permitted by law, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgor to exercise such rights at the discretion of the Collateral Agent. The Pledgor shall take all steps reasonably requested by the Collateral Agent in order to ensure that the exercise of the voting and other rights by the Collateral Agent in these circumstances is facilitated and becomes possible for the Collateral Agent, including but not limited to the issuance of a written proxy in any form required by applicable law. After all Events of Default have been cured or waived, the Pledgor shall have the exclusive right to exercise the voting and/or consensual rights and powers relating to the Pledged Assets. The Collateral Agent shall take all steps reasonably requested by the Pledgor in order to ensure that the exercise of the voting and other rights by the Pledgor in these circumstances is facilitated and becomes possible.

Clause 5.	PLEDGOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1. The Pledgor hereby represents, warrants and covenants to the Collateral Agent:

5.1.1. the Pledged Securities issued by the Company have been duly and validly authorized and issued, are fully paid and non-assessable and with respect to the PECs and PPCs are legal, valid and binding obligations of the Company;

5.1.2. except for the security interests granted hereunder, the Pledgor is and, subject to any transfers permitted by the Credit Agreement, will continue to be the direct owner and holder of the Pledged Assets, (ii) holds the same free and clear of all encumbrances, pledges, charges or other liens or any options or rights therein or thereto, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement;

5.1.3. the Pledgor will make no assignment, pledge, or hypothecation of, or transfer of or create or permit to exist any security interest in or other encumbrance or lien on, the Pledged Assets, other than the Pledge and other than (A) transfers permitted by the Credit Agreement, (B) Liens created by the Collateral Documents and (C) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement;

5.1.4. the Pledgor will not transfer (in any way including by way of sale, assignment or otherwise) the Pledged Assets (or any part thereof) other than with the prior written consent of the Collateral Agent or as may be permitted under the Credit Agreement:

5.1.5. except for restrictions and limitations imposed by the Loan Documents or applicable laws generally, there are no agreements or arrangements (including any restrictions on transfer or rights of pre-emption) in effect that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of the Pledged Assets hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

5.1.6. the Pledgor has the power and authority to pledge the Pledged Assets hereunder;

5.1.7. no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the Pledge (other than such as have been obtained and are in full force and effect); and

5.1.8. this Agreement operates a valid pledge of the Pledged Assets in accordance with its terms and the Pledge created pursuant to this Agreement, creates a legal, valid, binding and enforceable first priority and first ranking security interest over the Pledged Assets in favour of the Collateral Agent (and the Secured Parties) in respect of all Secured Obligations and in each case prior and superior to the rights of other persons, except for any mandatory privileges preferred by applicable law.

Clause 6.	POWER OF ATTORNEY

The Pledgor appoints the Collateral Agent to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents (including any transfer forms and other instruments of transfer) and do all things that the Collateral Agent may consider to be requisite for (a) carrying out any obligation imposed on the Pledgor under this Agreement or (b) exercising any of the rights conferred to it (and any of the Secured Parties) under this Agreement or by law, it being understood that the enforcement of the Pledge over the Pledged Assets shall be carried out as described in Clause 7 hereunder. The Pledgor shall ratify and confirm all things lawfully done and all documents executed by the Collateral Agent in the exercise of this power of attorney, provided that such powers of attorney shall not be exercisable prior to the occurrence and continuance of an Event of Default, save for such powers of attorney necessary for the perfection of the Pledge.

Clause 7.	ENFORCEMENT OF THE PLEDGE

7.1. Following the occurrence of an Event of Default, and as long as such Event of Default is continuing, unremedied or unwaived and without any notice other than as may be set forth in this respect elsewhere in this Agreement, the Collateral Agent shall be entitled to enforce the Pledge or all or part of the Pledged Assets as permitted under the Credit Agreement, in the most favourable manner provided for by Luxembourg law at that time and in particular but without limitation:

7.1.1. to appropriate itself and/or for and on behalf of the Secured Parties all or part of the Pledged Assets at a price equal to the higher of (i) nominal value of the relevant Security (including accrued unpaid interest or as the case may be declared unpaid dividends, if any thereon) or (ii) the market value of the relevant Pledged Assets as determined in accordance with Schedule 2 hereof;

7.1.2. to sell all or part of the Pledged Assets in a private transaction at arm’s length terms (conditions commerciales normales);

7.1.3. to cause the sale of all or part of the Pledged Assets, at a stock exchange selected by the Collateral Agent or by public auction held at the place and at the time and if required by applicable law by the public officer, designated by the Collateral Agent;

7.1.4. to request from the competent court, that title to all or part of the Pledged Assets be assigned or transferred to it, at a price determined by a court appointed expert;

7.1.5. in respect of any Related Assets consisting of claims for sums of money, to the extent that such sums are owed by the Company or a third party, to require the Company or such third party to make payment of the amount due by it directly to the Collateral Agent;

7.2. Any proceeds of enforcement received by the Secured Parties or the Collateral Agent shall be applied in accordance with the order set forth in Section 4.02 of the US Security Agreement.

Clause 8.	EFFECTIVENESS OF SECURITY, RELEASE, TERMINATION

8.1. The Pledge granted hereby and all other security interests or rights hereunder shall terminate with respect to all Credit Facilities Obligations and any Liens arising therefrom that secure the Credit Facilities Obligations shall be automatically released upon the termination of each Equal and Ratable Period.

8.2. This Agreement, the Pledge granted hereby and all other security interests or rights hereunder shall terminate with respect to any Other Secured Obligations and any security interest hereunder shall be automatically released when all the outstanding Other Secured Obligations other than contingent indemnification obligations not yet accrued and payable have been paid in full or defeased or discharged in accordance with their terms.

8.3. Upon any sale or other transfer by the Pledgor of any Pledged Assets that is permitted under (i) during an Equal and Ratable Period, the Credit Agreement or any Replacement Credit Facility and (ii) at any time other than during an Equal and Ratable Period, the Other Secured Agreements, the security interest of such Pledgor in such Pledged Assets (but not in the proceeds thereof) shall be automatically released to the extent provided in the applicable Secured Agreement. During an Equal and Ratable Period, upon the effectiveness of any written consent to the release of the security interest granted hereby in any Pledged Assets pursuant to Section 9.11 of the Credit Agreement or equivalent provision of any Replacement Credit Facility, such security interest in such Pledged Assets (but not the proceeds thereof) shall be automatically released with respect to all Secured Obligations. Upon the effectiveness of any written consent to the release of the security interest granted hereby in any Pledged Assets pursuant to any Other Secured Agreement, such security interest in such Pledged Assets shall be released solely respect to the applicable Other Secured Obligations.

8.4. Notwithstanding anything to the contrary set forth in this Agreement, no release of the Pledgor from its obligations hereunder with respect to the Other Secured Obligations or of a Security Interest or security interest granted hereunder with respect to the Other Secured Obligations shall occur pursuant to clause 8.3 above if the transactions or consents that would otherwise give rise to such release shall have occurred substantially concurrently with or in contemplation of the end of an Equal and Ratable Period, unless such release is expressly permitted pursuant to the Other Secured Agreements or approved by the holders of the Secured Obligations arising thereunder.

8.5. Notwithstanding anything to the contrary set forth in this Agreement, (i) the obligations of the Loan Parties or any of their Restricted Subsidiaries under any Secured Hedge Agreement and the Cash Management Obligations shall be secured pursuant to this Agreement only to the extent that, and for so long as, the other Obligations are so secured and (ii) any release of Pledged Assets effected in the manner permitted by this Agreement shall not require the consent of any Hedge Bank or Cash Management Bank.

8.6. In connection with any termination or release pursuant to this Clause, the Collateral Agent shall execute and deliver to the Pledgor, at the Pledgor’s expense, all documents that the Pledgor shall reasonably request to evidence such termination or release, in each case in accordance with the terms of Section 9.11 of the Credit Agreement. Any execution and delivery of documents pursuant to this Clause shall be without recourse to or warranty by the Collateral Agent.

8.7. For the avoidance of doubt, the Pledgor hereby waives any rights arising (if any) under Article 2037 of the Luxembourg Civil Code.

8.8. The Pledgor waives its right to the benefit of both “division” and “discussion”.

Clause 9.	REASONABLE CARE

The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Pledged Assets in its possession; provided that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Pledged Assets, if such Pledged Assets is accorded treatment substantially similar to that which the Collateral Agent accords its own property.

Clause 10.	COSTS, EXPENSES and INDEMNITY

10.1. The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder and the indemnification as provided in Section 10.04 and 10.05 of the Credit Agreement to the extent permitted by law.

10.2. Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby. The provisions of this clause shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Secured Agent or any other Secured Party. All amounts due under this Clause 10.2 shall be payable within 10 days of written demand therefor.

Clause 11.	NOTICES

Each notice or other communication required or permitted to be given under this Agreement shall be in writing and given as provided in Section 10.02 of the Credit Agreement, except as otherwise provided herein. All such notices and communications shall be delivered to the addresses set out below:

To the Pledgor:

Axcan Intermediate Holdings Inc.

All notices to the Pledgor (including to the additional recipients for notices to the Parent Borrower) shall be given as set forth in Section 10.02 of the Credit Agreement.

To the Collateral Agent and/or the Secured Parties:

All notices to the Collateral Agent / Secured Parties shall be given as set forth in Section 10.02 of the Credit Agreement.

To the Company:

Axcan LuxCo 1 S.àr.l.

5, rue Eugène Ruppert,

L-2453 Luxembourg

Attention: Board of Managers

Telecopy n°: +352 27 00 41 25 99

Clause 12.	SUCCESSORS

12.1. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Pledgor, the Collateral Agent or the Secured Parties that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns, to the extent permitted under Section 10.07 of the Credit Agreement.

12.2. For the purpose of Article 1278 of the Luxembourg Civil Code, to the extent required under law and without prejudice to any other terms hereof or of the Loan Documents or other agreements referred to herein and in particular of Clause 12.1 hereabove, in the event of any assignment, transfer, novation or disposal of a part or all of its rights and obligations by any Secured Party under any of the Secured Agreements to which such Secured Party is a party, all rights and privileges hereunder are expressly reserved.

12.3. The Pledgor may not assign or transfer all or any part of its rights or obligations hereunder, except with the prior approval of the Security Agent or as contemplated by this Agreement or the other Loan Documents.

Clause 13.	SEVERABILITY

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Clause 14.	NO WAIVER; CUMULATIVE REMEDIES

No failure or delay by the Collateral Agent, or any other Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, or any other Secured Party hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. Any waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Clause 15.	AMENDMENTS

15.1. Neither this Agreement nor any terms or conditions hereof may be amended, changed, waived, discharged, terminated or otherwise modified unless such amendment, change, waiver, discharge, termination or modification is in writing duly executed by or on behalf of the Pledgor and the Collateral Agent, subject to any consent required (i) during an Equal and Ratable Period, in accordance with Section 10.01 of the Credit Agreement (or equivalent provision of any Replacement Credit Facility) and (ii) during any period other than an Equal and Ratable Period, in accordance with the Other Secured Agreements. Notwithstanding the foregoing, the Collateral Agent and the Pledgor may, without the need to obtain the consent of any other Secured Party, waive, amend or modify any provision hereof (including by entering into new or supplemental agreements) to (i) cure any ambiguity or defect herein, (ii), make technical, conforming and other changes necessary to reflect the termination in accordance with the Credit Agreement or Replacement Credit Facility of the Liens securing the Credit Facilities Obligations and to give effect to the applicable collateral requirements of the Other Secured Agreements, (iii) upon the consummation of any Replacement Credit Facility, give effect to the applicable collateral requirements of such Replacement Credit Facility or any other amendment required by such Replacement Credit Facility, to the extent consistent with the Other Secured Agreements and (iv) reflect the issuance of any Additional Secured Debt Obligations that are secured on a junior basis to the Secured Obligations, as permitted by the Credit Agreement or any Replacement Credit Facility, as applicable. The Secured Parties, by accepting the benefits hereof, shall be deemed to have consented to any amendment, waiver or modification in accordance with the immediately preceding sentence.

15.2. The Pledgor and the Company confirm that they have received, and acknowledge hereby, a copy of the Secured Agreements (including without limitation the Credit Agreement) and of the US Security Agreement and in particular the reference to the defined terms herein.

Clause 16.	GOVERNING LAW / JURISDICTION

16.1.	This Agreement shall be governed by and shall be construed in accordance with Luxembourg law.

16.2. With respect to any proceedings arising in connection with this Agreement, the Pledgor and the Company irrevocably submit to the jurisdiction of the Luxembourg courts, notwithstanding the right of each Secured Party to take proceedings in any other competent jurisdiction.

IN WITNESS THEREOF the parties hereto have executed this Agreement in one or multiple original counterparts, all of which together evidence the same Agreement, on the day and year first written above.

The Pledgor
Axcan Intermediate Holdings Inc.

By:	/s/ David Mims
Name:	David Mims
Title:	President

Axcan LuxCo 1 S.àr.l – Lux Pledge Agreement

The Collateral Agent

(as Administrative Agent and Collateral Agent for itself and for the Secured Parties,

(and any of its successors or assignees))

Bank of America, N.A.

By:	/s/ Mollie S. Canup
Name:	Mollie S. Canup
Title:	Vice President

Axcan LuxCo 1 S.àr.l. – Lux Pledge Agreement

The Company Axcan LuxCo 1 S.àr.l.

By:	/s/ David Mims
Name:	David Mims
Title:	Authorised Signatory

Axcan LuxCo 1 S.àr.l. – Lux Pledge Agreement